UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

AMERICAN MOLD GUARD, INC.

(Exact name of registrant as specified in its charter)

California	001-32862	74-3077656
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30200 Rancho Viejo Road, Suite G San Juan Capistrano, California	92675
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 240-5144

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 12, 2006, American Mold Guard, Inc. (the “Company”) entered into a Settlement Agreement and General Release (the “Settlement Agreement”) with Brian J. Cowley governing a dispute relating to certain obligations of the Company to Mr. Cowley relating to his prior employment with the Company, his subscription for Company stock and certain loans from Mr. Cowley to the Company.

The Settlement Agreement includes a reciprocal general release of any known or unknown existing claims between the parties and provides for a $300,000 cash payment to Mr. Cowley along with the delivery by the Company to Mr. Cowley of 58,333 shares of the Company’s common stock, no par value, 46,937 of which were previously issued by the Company and 11,396 will be newly issued by the Company. The effective date of the Settlement Agreement is September 19, 2006.

The foregoing description of the terms of the Settlement Agreement is qualified in its entirety by reference to the full text of the Settlement Agreement, which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1*	Settlement Agreement and General Release dated September 12, 2006 between American Mold Guard, Inc. and Brian J. Cowley.

*	Exhibits to the Settlement Agreement have not been filed because the Company does not believe that they contain information material to an investment decision which is not otherwise disclosed in the agreement. A list is attached to the Settlement Agreement briefly identifying the contents of the omitted exhibits. The Company hereby agrees to furnish supplementally a copy of omitted exhibits to the Securities and Exchange Commission upon its request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMERICAN MOLD GUARD, INC., a California corporation

Date: September 18, 2006	By:	/S/ PAUL BOWMAN
Paul Bowman Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1*	Settlement Agreement and General Release dated September 12, 2006 between American Mold Guard, Inc. and Brian J. Cowley.

*	Exhibits to the Settlement Agreement have not been filed because the Company does not believe that they contain information material to an investment decision which is not otherwise disclosed in the agreement. A list is attached to the Settlement Agreement briefly identifying the contents of the omitted exhibits. The Company hereby agrees to furnish supplementally a copy of omitted exhibits to the Securities and Exchange Commission upon its request.